As filed with the Securities and Exchange Commission on July 16, 2009

Registration No. 333– ______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OCWEN FINANCIAL CORPORATION
(Exact name of Registrant as specified in its charter)

Florida	65-0039856
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

1661 Worthington Road, Suite 100 West Palm Beach, FL 33409 (561) 682-8000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

William C. Erbey
Chairman and Chief Executive Officer
Ocwen Financial Corporation
1661 Worthington Road, Suite 100
West Palm Beach, FL 33409
(561) 682-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Paul A. Koches, Esq.
Ocwen Financial Corporation
1661 Worthington Road, Suite 100
West Palm Beach, FL 33409
(561) 682-8000

          Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filter:	☒

Non-accelerated filer: ☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(1) (2)	Proposed Maximum Aggregate Offering Price(1) (2) (3)	Amount of Registration Fee(4)

Common Stock, $0.01 par value per share	— shares	$—	$300,000,000	$16,740

(1)	An indeterminate number or amount of our securities, as may from time to time be sold, is being registered pursuant to this registration statement.

(2)

In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this registration statement exceed $300,000,000. The proposed maximum offering price per share will be determined from time to time in connection with the issuance of the securities registered hereunder.

(3)	The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(4)	The registration fee has been calculated, pursuant to Rule 457(o) under the Securities Act on the basis of the maximum aggregate offering price of the securities listed.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares this registration statement effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 16, 2009

PROSPECTUS

$300,000,000

OCWEN FINANCIAL CORPORATION

Common Stock, $0.01 par value per share

          We may offer and sell from time to time, in one or more offerings and on terms that we will determine at the time of the offering, the securities described in this prospectus, up to an aggregate amount of $300,000,000.

          We will provide the specific terms of any offering in supplements to this prospectus. We can only use this prospectus to offer and sell our common stock by also including a prospectus supplement relating to that offer and sale.

          We may sell the common stock directly to you, through agents that we select or through underwriters and broker-dealers that we select. If we use agents, underwriters or broker-dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

          Our common stock is traded on the New York Stock Exchange under the symbol “OCN”. On July 15, 2009, the last reported sale price of our common stock on the New York Stock Exchange was $13.09 per share.

          Investing in our common stock involves a high degree of risk. You are urged to read the sections entitled “Risk Factors” beginning on page 5 of this prospectus and in Item 1A of our most recent Annual Report on Form 10-K and Item 1A of each of our subsequently filed Quarterly Reports on Form 10-Q (which documents are incorporated by reference herein), which describe specific risks and other information that should be considered before you make an investment decision.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2009.

-i-

ABOUT THIS PROSPECTUS

          The financial statements incorporated in this Prospectus by reference to Ocwen Financial Corporation’s Current Report on Form 8-K dated July 16, 2009 and the financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Ocwen Financial Corporation for the year ended December 31, 2008 have been so incorporated in reliance on the report(s) of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

          You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are not making an offer to sell or seeking an offer to buy shares of our common stock under this prospectus in any jurisdiction where the offer or sale is not permitted. Brokers or dealers should confirm the existence of an exemption from registration or effect a registration in connection with any offer and sale of these shares. You should read all information supplementing this prospectus.

          The information contained in this prospectus is accurate only as of the date of this prospectus regardless of the time of delivery of this prospectus or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

          You should read this prospectus together with the additional information described under the heading “Where You Can Find More Information.”

          Except as otherwise indicated by the context, references in this prospectus to “Ocwen,” “we,” “us,” or “our” are to Ocwen Financial Corporation.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

          We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any document we file at the Commission’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. You can request copies of these documents by writing to the Commission and paying a fee for the copying costs. The Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our Commission filings are available at the Commission’s website at http://www.sec.gov.

          This prospectus is part of a registration statement that we filed with the Commission. The registration statement contains more information than this prospectus regarding us and our common stock including certain exhibits and schedules. You can obtain a copy of the registration statement from the Commission at the address listed above or from the Commission’s Internet website.

          The Commission allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information.

          We incorporate by reference the documents listed below and any future filings we will make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering and also between the date of the initial registration statement and prior to effectiveness of the registration statement:

•	our Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 12, 2009;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed on May 7, 2009;

•	our Current Reports on Form 8-K filed on March 30, 2009, April 1, 2009, April 9, 2009, June 26, 2009, July 10, 2009 and July 16, 2009; and

•

the description of our common stock contained in our registration statement on Form S-1 (File No. 333-5153), initially filed on June 4, 1996, including any amendments or reports filed for the purposes of updating this description.

          To the extent that any information contained in any current report on Form 8-K or any exhibit thereto was furnished, rather than filed with the Commission, such information or exhibit is specifically not incorporated by reference in this prospectus.

          This prospectus is part of a registration statement on Form S-3 that we have filed with the Commission under the Securities Act. The rules and regulations of the Commission allow us to omit from this prospectus certain information included in the registration statement. For further information about us and our securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, such statement is qualified in all respects by the complete text of the agreement or document a copy of which has been filed as an exhibit to the registration statement.

          These documents may also be accessed on our website at www.ocwen.com. Except as otherwise specifically incorporated by reference in this prospectus, information contained in, or accessible through, our website is not a part of this prospectus.

          You may request a copy of any or all of the information incorporated by reference, at no cost, by writing or telephoning us at the following:

Ocwen Financial Corporation
1661 Worthington Road, Suite 100
West Palm Beach, FL 33409
561-682-8000
Attention: Investor Relations

OCWEN FINANCIAL CORPORATION

          Ocwen Financial Corporation (Ocwen), through its subsidiaries, is a leading asset manager and business process solutions provider specializing in loan servicing, special servicing, mortgage loan due diligence and receivables management services. Ocwen is headquartered in West Palm Beach, Florida with offices in Arizona, California, Florida, Georgia and New York and global operations in Germany, Canada, Uruguay and India. Ocwen is a Florida corporation organized in February 1988 in connection with the acquisition of Ocwen Federal Bank FSB (the Bank).

          Effective June 30, 2005, the Bank voluntarily terminated its status as a federal savings bank. This process, which we referred to as “debanking,” was approved by the Office of Thrift Supervision (OTS) and resulted in the divestiture to Marathon National Bank of New York (Marathon) of the Bank’s deposit liabilities and the assignment of the Bank’s remaining assets and liabilities to Ocwen Loan Servicing, LLC (OLS). We continued the Bank’s non-depository businesses, including its residential mortgage servicing business, under OLS which is a licensed servicer in all 50 states, the District of Columbia and Puerto Rico.

          Our primary lines of business are Ocwen Asset Management (OAM) and Ocwen Solutions (OS). OAM operates in three business segments: servicing, loans and residuals and asset management vehicles (AMV). OS operates in three business segments: mortgage services, financial services and technology products. In addition, OS includes our interest in BMS Holdings, Inc. We intend to rename OS “Altisource Portfolio Solutions S.A.” in connection with the spin-off described below in “Recent Developments—Spin-off of Altisource Portfolio Solutions.”

          Our primary goal is to make our clients’ loans worth more by leveraging our superior processes and innovative technology. In a recent comparison of servicer performance in servicing non-performing residential loans, Moody’s reported that we had a “cure and cash flowing rate” that exceeded the average rate for Moody’s highest-rated servicers as a group. Our high cure rate demonstrates that we are among the leaders in our industry in realizing loan values for investors and in keeping Americans in their homes.

          Our competitive advantage, with respect to both OS and the servicing business segment of OAM, is our ability to manage high value, knowledge-based job functions with our global platform while reducing operating variability. We accomplish this by using technology solutions that include psychological principles, scripts, decision models, straight-through processing and workflow management.

          Our principal executive offices are located at 1661 Worthington Road, Suite 100, West Palm Beach, FL 33409, and our telephone number is (561) 682-8000.

RECENT DEVELOPMENTS

Private Placement

          On April 3, 2009, we sold newly-issued shares of our common stock in a private transaction for an aggregate purchase price of approximately $60 million. The purchasers, most of whom were existing Ocwen shareholders, paid $11.00 per share for 5,471,500 shares, or approximately 8% of the total outstanding shares giving effect to the new issuance. Along with their then-existing stockholdings, the purchasers owned approximately 9.6% of Ocwen’s total outstanding shares as of the date of such new issuance. The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and were sold pursuant to Section 4(2) and Regulation D of the Securities Act. These securities may not be offered or sold in the U.S. absent registration or pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws, and we have agreed to file a registration statement no later than 270 calendar days after April 3, 2009 covering the resale of the acquired shares.

Spin-Off of Altisource Portfolio Solutions

          On May 13, 2009, a registration statement on Form 10 was filed with the Securities and Exchange Commission for the spin-off of Altisource Portfolio Solutions S.A., or Altisource, a subsidiary of Ocwen. Altisource will contain the mortgage services business, financial services business and technology products business formerly known as Ocwen Solutions. After the completion of the spin-off of Altisource, Ocwen will have certain commercial arrangements with Altisource that will continue for several years. The spin-off of Altisource is expected to be completed in the third quarter of 2009.

          After the completion of the spin-off, Altisource’s largest customer will initially be Ocwen, and Altisource will enter into long-term servicing contracts with Ocwen for up to eight year terms. There are other arrangements between Altisource and Ocwen that will continue following the spin-off which are described below in the section entitled “Relationship between Ocwen and Altisource following the Separation.”

          Although Altisource will be a separate company from Ocwen after the spin-off, Altisource and Ocwen will have the same Chairman of the Board, William C. Erbey. Mr. Erbey is also the current Chief Executive Officer of Ocwen and will remain in that role after the spin-off (Mr. Erbey will serve as Altisource’s non-executive chairman). As a result, he has obligations to Ocwen as well as to Altisource. Mr. Erbey currently owns 27.8% of Ocwen and will own 27.8% of Altisource as a result of the spin-off.

          We have included in this document unaudited pro forma consolidated financial information of Ocwen after giving effect to the completion of the spin-off of Altisource. See “Unaudited Pro Forma Consolidated Financial Information.”

Sale of Bankhaus Oswald Kruber GmbH & Co. KG (BOK)

          On June 15, 2009, we entered into a new agreement to sell our investment in BOK, subject to regulatory approvals. As of March 31, 2009, we had recorded a reserve of $1.2 million associated with mortgage loans originated by BOK that was based on previous offers received in 2008. As a consequence of the terms of this new agreement, we reversed the previously recorded reserve for these receivables.

RELATIONSHIP BETWEEN OCWEN AND ALTISOURCE FOLLOWING THE SPIN-OFF

          For purposes of governing certain of the ongoing relationships between us and Altisource after the spin-off, and to provide for an orderly transition to the status of two independent companies, we will enter into certain agreements with Altisource as described below:

•

Separation Agreement: will provide for, among other things, the principal corporate transactions required to effect the spin-off and certain other agreements relating to the continuing relationship between us and Altisource after the spin-off;

•

Transition Services Agreement: under this agreement, we and Altisource will provide to each other services in such areas as human resources, vendor management, corporate services, six sigma, quality assurance, quantitative analytics, treasury, accounting, risk management, legal, strategic planning, compliance and other areas where we, and Altisource, may need transition assistance and support following the spin-off;

•

Tax Matters Agreement: will set out each party’s rights and obligations with respect to deficiencies and refunds, if any, of federal, state, local or foreign taxes for periods before and after the spin-off and related matters such as the filing of tax returns and the conduct of Internal Revenue Service and other audits;

•	Employee Matters Agreement: will provide for the transition of employee benefit plans and programs sponsored by us for employees of Altisource;

•

Services Agreement: will provide for Altisource’s offering of certain services to us in connection with our business following the spin-off for an initial term of eight (8) years, subject to renewal, with pricing terms intended to reflect market rates;

•

Technology Products Services Agreement: will provide for Altisource’s offering of certain technology products services to us in connection with our business, also for an initial term of eight (8) years, subject to renewal, with pricing terms intended to reflect market rates;

•	Intellectual Property Agreement: will provide for the transfer of intellectual property assets to Altisource and

•	Data Center and Disaster Recovery Services Agreement: will provide for Altisource’s offering of certain data center and disaster recovery services in connection with our business.

RISK FACTORS

          Before you decide whether to purchase any of our common stock, in addition to the other information in this prospectus and the applicable prospectus supplement, you should carefully consider the risk factors set forth below as well as those set forth under the heading “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K and Item 1A of each of our subsequently filed Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus, as the same may be updated from time to time by our future filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act. For more information, see the section entitled “Incorporation of Certain Information by Reference.”

          The risks and uncertainties we describe are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business or operations. Any adverse effect on our business, financial condition or operating results could result in a decline in the value of our common stock and the loss of all or part of your investment.

Risks Relating to Ownership of Our Common Shares

Our common share price may experience substantial volatility which may affect your ability to sell our common shares at an advantageous price.

          The market price of our common shares has been and may continue to be volatile. For example, the closing market price of our common shares on the New York Stock Exchange has fluctuated during the past twelve months between $4.52 per share and $13.30 per share and may continue to fluctuate. Therefore, the volatility may affect your ability to sell our common shares at an advantageous price. Market price fluctuations in our common shares may be due to acquisitions, dispositions, the spin-off of Altisource or other material public announcements along with a variety of additional factors including, without limitation, those set forth under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” In addition, the stock markets in general, including the New York Stock Exchange, recently have experienced extreme price and trading fluctuations. These fluctuations have resulted in volatility in the market prices of securities that often has been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may adversely affect the market prices of our common shares.

Shares of our common stock are relatively illiquid.

          As of June 30, 2009, we had 67,512,096 shares of common stock outstanding. As of that date, approximately 36% of our common shares were held by our officers and directors and their affiliates and another approximately 21% of our common shares were held by three investors. As a result of our relatively small public float, our common stock may be less liquid than the common stock of companies with broader public ownership. The trading of a relatively small volume of our common stock may have a greater impact on the trading price of our common stock than would be the case if our public float were larger.

Because of certain provisions of our organizational documents, takeovers may be more difficult possibly preventing you from obtaining an optimal share price.

          Our amended and restated articles of incorporation provide that the total number of shares of all classes of capital stock that we have authority to issue is 220 million, of which 200 million are common shares and 20 million are preferred shares. Our Board of Directors has the authority, without a vote of the shareholders, to establish the preferences and rights of any preferred or other class or series of shares to be issued and to issue such shares. The issuance of preferred shares could delay or prevent a change in control. Since our Board of Directors has the power to establish the preferences and rights of the preferred shares without a shareholder vote, our Board of Directors may give the holders of preferred shares preferences, powers and rights, including voting rights, senior to the rights of holders of our common shares.

Risks Relating to the Altisource Spin-off

We could have conflicts with Altisource, and our Chief Executive Officer and Chairman of the Board, and other officers and directors, could have conflicts of interest due to their relationships with Ocwen and Altisource which may be resolved in a manner adverse to us.

          Conflicts may arise between Ocwen and Altisource as a result of our ongoing agreements and the nature of our respective businesses. Among other things, we will become a party to a variety of agreements with Altisource in connection with the spin-off (as described above in the section entitled “Relationship between Ocwen and Altisource following the Separation”), and we may enter into further agreements with Altisource after the spin-off. Certain of our executive officers and directors may be subject to conflicts of interest with respect to such agreements and other matters due to their relationships with Altisource.

          William C. Erbey, who will remain our Chief Executive Officer and Chairman of the Board, will become Altisource’s non-executive Chairman of the Board as a result of the spin-off. As a result, he has obligations to us as well as to Altisource and may potentially have conflicts of interest with respect to matters potentially or actually involving or affecting us and Altisource.

          Mr. Erbey will own substantial amounts of Altisource common stock and stock options because of his relationships with Altisource. This ownership could create or appear to create potential conflicts of interest when our Chairman of the Board is faced with decisions that involve Ocwen, Altisource or any of their respective subsidiaries.

          Matters that could give rise to conflicts between us and Altisource include, among other things:

•

our ongoing and future relationships with Altisource, including related party agreements and other arrangements with respect to the administration of tax matters, employee benefits, indemnification and other matters;

•	the quality and pricing of services that Altisource has agreed to provide to us or that we have agreed to provide to Altisource and

•	any competitive actions by Altisource.

          We will also seek to manage these potential conflicts through dispute resolution and other provisions of our agreements with Altisource and through oversight by independent members of our Board of Directors. There can be no assurance that such measures will be effective, that we will be able to resolve all conflicts with Altisource or that the resolution of any such conflicts will be no less favorable to us than if we were dealing with a third party.

If the spin-off of Altisource does not qualify as a tax-free transaction, taxes could be imposed on Ocwen, Altisource and its shareholders.

          It is a condition to completing the spin-off that Ocwen receive an opinion from Ocwen’s special tax advisor confirming that for United States federal income tax purposes the transaction qualifies as a tax-free spin-off under Section 355 of the Internal Revenue Code (Code). A spin-off that so qualifies will not be taxable to Altisource or its shareholders except to the extent shareholders receive payment for fractional shares. Pursuant to Treasury regulations under Section 367(b) of the Code, Ocwen will recognize a portion of its gain realized pursuant to the spin-off; however, because Ocwen will undertake a pre-spin restructuring that will be taxable, such gain should not be material to Ocwen. Altisource has agreed to indemnify Ocwen for certain tax liabilities. Ocwen will be subject to tax on certain of the asset transfers within Ocwen that are made in the pre-spin restructuring actions, and under the applicable Treasury regulations, each member of Ocwen’s consolidated group at the time of the spin-off (including several Altisource subsidiaries) would be severally liable for such tax liability. If the spin-off does not qualify as a tax-free transaction for United States income tax purposes, Ocwen shareholders generally would be treated as if they received a distribution equal to the full fair market value of the Altisource common stock on the date of the spin-off.

          Even if the transaction were to otherwise qualify for tax-free treatment under Section 355 of the Code, it would become taxable to Ocwen pursuant to Section 355(e) of the Code if stock representing a 50% or greater interest in Ocwen or Altisource were acquired by one or more persons, directly or indirectly, as part of a plan or series of related transactions that included the spin-off. If the Internal Revenue Service (IRS) were to determine that acquisitions of Ocwen common stock or Altisource’s common stock, either before or after the spin-off, were part of a plan or series of related transactions that included the spin-off, this determination could result in the recognition of gain by Ocwen under Section 355(e).

The Altisource spin-off could have a dilutive effect on Ocwen shareholders, will initially reduce Ocwen’s market value and balance sheet and may impact Ocwen’s ability to obtain or maintain financing.

          The aggregate principal amount outstanding of the 3.25% Contingent Convertible Unsecured Senior Notes Due 2024 (the “Securities”) issued by the Company is currently approximately $56 million. Under the terms of the indenture relating to the Securities, if the value of Altisource is greater than 10% of the Company’s current market value at the time of the spin-off, then a Conversion Event would occur which would permit holders of the Securities to exercise an option to convert all or any portion of their Securities into shares of Common Stock of the Company. Ocwen’s Board of Directors has declared that the value of Altisource will likely be greater than 10% of the Company’s market value at the time of the contemplated spin-off. Accordingly, a Notice of Conversion Rights has been provided to all holders of the Securities pursuant to the terms of the related indenture. There can be no assurances regarding whether or to what extent such holders will exercise their option to convert the Securities. If all holders do convert their Securities into Common Stock, then the dilutive impact to existing Ocwen shareholders would be 7%.

          The Altisource spin-off will also initially reduce the Company’s market value and balance sheet. There can be no assurances regarding whether or to what extent the Altisource spin-off or these factors may be viewed by the Company’s current or potential lenders or other counterparties as negatively impacting the Company’s ability to obtain, maintain or renew financings, credit agreements, guaranties or other contractual relationships.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus, including the information we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included or incorporated by reference into this prospectus, including, without limitation, statements regarding our financial position, business strategy and other plans and objectives for our future operations, are forward-looking statements.

          These statements include declarations regarding our management’s beliefs and current expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts” or “continue” or the negative of such terms or other comparable terminology. These forward-looking statements are subject to inherent risks and uncertainties in predicting future results and conditions that could cause the actual results to differ materially from those projected in these forward-looking statements. Some, but not all, of the risks and uncertainties include those referred to in the section entitled “Risk Factors” and the following:

•	assumptions related to the sources of liquidity, our ability to fund advances and the adequacy of financial resources;

•	estimates regarding prepayment speeds, float balances, delinquency rates, advances and other servicing portfolio characteristics;

•	projections as to the performance of our fee-based loan processing business and our asset management vehicles;

•	assumptions about our ability to grow our business;

•	our plans to continue to sell our non-core assets;

•	our ability to establish additional asset management vehicles;

•	our ability to reduce our cost structure;

•	our analysis in support of the decision to spin off Altisource as a separate company;

•	our continued ability to successfully modify delinquent loans and sell foreclosed properties;

•	estimates regarding our reserves, valuations and anticipated realization on assets and

•	expectations as to the effect of resolution of pending legal proceedings on our financial condition.

          Forward-looking statements are not guarantees of future performance and involve a number of assumptions, risks and uncertainties that could cause actual results to materially differ. Important factors that could cause actual results to differ include, but are not limited to, the risks discussed in “Risk Factors” above and the following:

•	availability of adequate and timely sources of liquidity;

•	delinquencies, advances and availability of servicing;

•	general economic and market conditions;

•	uncertainty related to market conditions and government programs;

•	governmental regulations and policies and

•	uncertainty related to dispute resolution and litigation.

          Further information on the risks specific to our business is detailed within this prospectus and our other reports and filings with the Commission, including our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements speak only as of the date they are made and should not be relied upon. Ocwen Financial Corporation undertakes no obligation to update or revise forward-looking statements.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

          The following unaudited pro forma consolidated financial information is presented for illustrative purposes only giving effect to the spin-off of Altisource. The unaudited pro forma consolidated balance sheet as of March 31, 2009 assumes that the spin-off of Altisource occurred as of such date, and the unaudited pro forma consolidated statement of continuing operations for the year ended December 31, 2008 and the three months ended March 31, 2009 assume that the spin-off of Altisource occurred as of January 1, 2008.

          The unaudited pro forma consolidated financial information has been prepared based upon information and assumptions that management believes are reasonable. However, the unaudited pro forma consolidated financial information is presented for illustrative and informational purposes only and does not purport to represent what Ocwen’s results of operations or financial condition would have been if the spin-off of Altisource had occurred on the assumed dates nor is it necessarily indicative of Ocwen’s future financial performance. The unaudited pro forma consolidated financial information presented herein should be read in conjunction with the consolidated financial statements and notes thereto included in Ocwen’s Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Report on Form 10-Q for the three months ended March 31, 2009, which are incorporated herein by reference.

Unaudited Pro Forma Balance Sheet
As of March 31, 2009
(Dollars in thousands, except share data)

	OCN Historical	Less Altisource Historical	Pro forma Adjustments Relating to Altisource Spin-off	OCN Pro Forma	Note

Assets
Cash	$158,855	$5,249	$—	$153,606
Trading securities, at fair value
Investment grade auction rate	238,161	—	—	238,161
Subordinates and residuals	4,028	—	—	4,028
Loans held for resale, at lower of cost or fair value	44,670	—	—	44,670
Advances	172,459	—	—	172,459
Match funded advances	881,244	—	—	881,244
Mortgage servicing rights	140,603	—	—	140,603
Receivables, net	49,433	14,542	4,700	39,591	(1)
Deferred tax assets, net	167,913	—	1,759	169,672	(2)
Intangibles, including goodwill	45,589	45,589	—	—
Premises and equipment, net	11,799	8,752	—	3,047
Investments in unconsolidated entities	22,115	—	—	22,115
Other assets	92,647	1,947		90,700

Total assets	$2,029,516	$76,079	$6,459	$1,959,896

Liabilities and Equity
Liabilities
Match funded liabilities	$790,300	$—	$—	$790,300
Lines of credit and other secured borrowings	144,065	—	—	144,065
Investment line	186,568	—	—	186,568
Servicer liabilities	90,365	—	—	90,365
Debt securities	108,843	—	—	108,843
Deferred tax liability	—	1,759	1,759	—	(2)
Other liabilities	82,697	11,348	4,700	76,049	(1)

Total liabilities	1,402,838	13,107	6,459	1,396,190

Equity
Ocwen Financial Corporation stockholders’ equity
Common stock, $.01 par value; 200,000,000 shares authorized; 62,963,498 shares issued and outstanding at March 31, 2009	630	—	—	630
Additional paid-in capital	203,898	—	(62,972)	140,926	(3)
Retained earnings	420,010	—	—	420,010
Parent equity	—	62,972	62,972	—	(3)
Accumulated other comprehensive income, net of income taxes	1,836	—	—	1,836

Total Ocwen Financial Corporation stockholders’ equity	626,374	62,972	—	563,402
Minority interest in subsidiaries	304	—	—	304

Total equity	626,678	62,972	—	563,706

Total liabilities and equity	$2,029,516	$76,079	$6,459	$1,959,896

Unaudited Pro Forma Statement of Continuing Operations
for the Three Months Ended March 31, 2009
(Dollars in thousands, except share data)

	OCN Historical	Less Altisource Historical	Pro forma Adjustments Relating to Altisource Spin-off	OCN Pro Forma	Note

Revenue
Servicing and subservicing fees	$78,810	$13,842	$—	$64,968
Process management fees	33,692	21,947	(2,030)	9,715	(4)
Other revenues	2,088	6,830	5,395	653	(4)

Total revenue	114,590	42,619	3,365	75,336

Operating expenses
Compensation and benefits	28,545	13,074	—	15,471
Amortization of servicing rights	10,041	—	—	10,041
Servicing and origination	12,638	10,604	—	2,034
Technology and communications	4,808	4,325	3,365	3,848	(4)
Professional services	7,186	827	—	6,359
Occupancy and equipment	6,046	2,135	—	3,911
Other operating expenses	3,002	4,516	—	(1,514)	(5)

Total operating expenses	72,266	35,481	3,365	40,150

Income from operations	42,324	7,138	—	35,186

Other income (expense)
Interest income	2,165	—	—	2,165
Interest expense	(16,663)	(614)	(569)	(16,618)	(6)
Loss on trading securities	(380)	—	—	(380)
Gain on debt repurchases	534	—	—	534
Loss on loans held for resale, net	(4,554)	—	—	(4,554)
Equity in earnings of unconsolidated entities	27	—	—	27
Other, net	(189)	(5)	—	(184)

Other expense, net	(19,060)	(619)	(569)	(19,010)

Income from continuing operations before income taxes	23,264	6,519	(569)	16,176
Income tax expense (benefit)	8,037	2,080	(202)	5,755

Income from continuing operations	15,227	4,439	(367)	10,421
Net loss from continuing operations attributable to minority interest in subsidiaries	70	—	—	70

Income from continuing operations attributable to Ocwen Financial Corporation (OCN)	$15,297	$4,439	$(367)	$10,491

Basic earnings per share
Income from continuing operations attributable to OCN common shareholders	$0.24			$0.17

Diluted earnings per share
Income from continuing operations attributable to OCN common shareholders	$0.24			$0.17

Weighted average common shares outstanding
Basic	62,750,010			62,750,010
Diluted	67,871,466			63,233,420

Unaudited Pro Forma Statement of Continuing Operations
for the Year Ended December 31, 2008
(Dollars in thousands, except share data)

	OCN Historical	Less Altisource Historical	Pro forma Adjustments Relating to Altisource Spin-off	OCN Pro Forma	Note

	(As Adjusted)
Revenue
Servicing and subservicing fees	$368,026	$61,457	$13	$306,582
Process management fees	113,244	71,555	(5,536)	36,153	(4)
Other revenues	10,858	27,351	19,705	3,212	(4)

Total revenue	492,128	160,363	14,182	345,947

Operating expenses
Compensation and benefits	125,549	59,311	—	66,238
Amortization of servicing rights	52,461	—	—	52,461
Servicing and origination	52,951	35,825	—	17,126
Technology and communications	22,327	19,912	14,169	16,584	(4)
Professional services	34,615	3,269	—	31,346
Occupancy and equipment	22,978	8,125	—	14,853
Other operating expenses	12,474	16,694	13	(4,207)	(5)

Total operating expenses	323,355	143,136	14,182	194,401

Income from operations	168,773	17,227	—	151,546

Other income (expense)
Interest income	14,696	16	—	14,680
Interest expense	(86,574)	(2,607)	(2,269)	(86,236)	(6)
Loss on trading securities	(35,480)	—	—	(35,480)
Loss on debt repurchases	(86)	—	—	(86)
Loss on loans held for resale, net	(17,096)	—	—	(17,096)
Equity in losses of unconsolidated entities	(13,110)	—	—	(13,110)
Other, net	(141)	(35)	—	(106)

Other expense, net	(137,791)	(2,626)	(2,269)	(137,434)

Income from continuing operations before income taxes	30,982	14,601	(2,269)	14,112
Income tax expense	12,006	5,382	(918)	5,706

Income from continuing operations	18,976	9,219	(1,351)	8,406
Net loss from continuing operations attributable to minority interest in subsidiaries	41	—	—	41

Income from continuing operations attributable to Ocwen Financial Corporation (OCN)	$19,017	$9,219	$(1,351)	$8,447

Basic earnings per share
Income from continuing operations attributable to OCN common shareholders	$0.30			$0.13

Diluted earnings per share
Income from continuing operations attributable to OCN common shareholders	$0.30			$0.13

Weighted average common shares outstanding
Basic	62,670,957			62,670,957
Diluted	62,935,314			62,935,314

Notes to Unaudited Pro Forma Combined Balance Sheet as of March 31, 2009 and Statements of Continuing Operations for the Three Months Ended March 31, 2009 and the Year Ended December 31, 2008

          The unaudited pro forma consolidated balance sheet as of March 31, 2009 is presented as if the spin-off of Altisource had been completed on March 31, 2009. The unaudited pro forma consolidated statement of continuing operations for the three months ended March 31, 2009 and the year ended December 31, 2008 are presented as though the spin-off of Altisource had been completed on January 1, 2008.

          The historical statement of operations for OCN for the year ended December 31, 2008 has been adjusted to reflect the retrospective application of SFAS No. 160“Non-controlling Interests in Consolidated Financial Statements-an Amendment of ARB No. 51” and FSP No. APB 14-1,“Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”, both of which we adopted in the first quarter of 2009.

The adjustments are as follows:

(1)

Altisource reports a receivable from OCN that represents an advance of funds to OCN. The resulting intercompany receivable and payable are eliminated in OCN’s consolidated financial statements. This advance was repaid in May 2009.

(2)	Altisource reports a deferred tax liability while OCN reports its deferred tax assets net of any deferred tax liability in its consolidated financial statements.
(3)	Represents the disposition of OCN’s investment in Altisource as if it were a return of capital dividend to stockholders as of March 31, 2009.
(4)

Represent adjustments to report intersegment revenues and expenses between Altisource and other OCN segments that are eliminated in OCN’s consolidated financial statements but reported in the separate financial statements of Altisource.

(5)

Allocations of corporate support services to Altisource are included as an offset to other operating expenses; however, the allocated expenses are generally incurred in other categories such as compensation and benefits.

(6)	Altisource interest expense includes an allocated portion of OCN’s total interest expense. Following the spin-off, OCN will no longer allocate interest costs to Altisource.

USE OF PROCEEDS

          Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds that we receive from the sale of our common stock covered by this prospectus for general corporate purposes including acquisitions, capital expenditures and working capital and any other purposes that we specify in the applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

          The following description does not purport to be complete and is qualified in its entirety by reference to our amended and restated articles of incorporation and by-laws.

General

          Pursuant to our amended and restated articles of incorporation, we are authorized to issue 200 million shares of common stock and 20 million shares of preferred stock. As of June 30, 2009, there were 67,512,096 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

          Each common share has the same relative rights as, and is identical in all respects with, each other common share. All shares of common stock currently outstanding are fully paid and nonassessable. The common shares represent nonwithdrawable capital and are not subject to call for redemption. The common shares are not an account of an insurable type and are not insured by the FDIC or any other governmental authority.

          We may pay dividends if, as and when declared by our Board of Directors, subject to compliance with limitations which are imposed by law. The holders of common shares will be entitled to receive and share equally in such dividends as may be declared by our Board of Directors out of funds legally available therefor. If we issue preferred shares, the holders thereof may have a priority over the holders of the common shares with respect to dividends.

          The holders of common shares possess exclusive voting rights in Ocwen. They elect our Board of Directors and act on such other matters as are required to be presented to them under applicable law or our articles of incorporation or as are otherwise presented to them by our Board of Directors. Each holder of common shares is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If we issue preferred shares, holders of the preferred shares also may possess voting rights.

          If we liquidate, dissolve or wind-up, the holders of the then-outstanding common shares would be entitled to receive, after payment or provision for payment of all our debts and liabilities, all of our assets available for distribution. If preferred shares are issued, the holders thereof may have a priority over the holders of the common shares in the event of liquidation or dissolution.

          Holders of the common shares are not entitled to preemptive rights with respect to any shares which may be issued in the future. Thus, we may sell common shares without first offering them to the then holders of the common shares.

          The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company. All common shares issued will, when issued, be fully paid and nonassessable.

Preferred Stock

          Our Board of Directors is authorized, subject to any limitations prescribed by law, from time to time to issue up to an aggregate of 20 million shares of preferred stock in one or more series, each of such series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be determined by the Board of Directors in a resolution or resolutions providing for the issue of such preferred stock.

PLAN OF DISTRIBUTION

          We may from time to time offer and sell, separately or together, some or all of the shares of common stock covered by this prospectus. Registration of the shares of common stock covered by this prospectus does not mean, however, that those shares of common stock necessarily will be offered or sold.

          The shares of common stock covered by this prospectus may be sold from time to time at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices by a variety of methods including the following:

•	on the New York Stock Exchange (including through at the market offerings);

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	through broker-dealers who may act as agents or principals;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	in a block trade in which a broker-dealer will attempt to sell a block of shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through put or call option transactions relating to the shares of common stock;

•	directly to one or more purchasers;

•	through agents or

•	in any combination of the above.

          In effecting sales, brokers or dealers engaged by us may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

•	purchases of the shares of common stock by a broker-dealer as principal and resales of the shares of common stock by the broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions or

•	transactions in which the broker-dealer solicits purchasers on a best efforts basis.

          We have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares of common stock covered by this prospectus. At any time a particular offer of the shares of common stock covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will set forth the aggregate amount of shares of common stock covered by this prospectus being offered and the terms of the offering including the name or names of any underwriters, dealers, brokers or agents. In addition, to the extent required, any discounts, commissions, concessions and other items constituting underwriters’ or agents’ compensation, as well as any discounts, commissions or concessions allowed or reallowed or paid to dealers, will be set forth in such revised prospectus supplement. Any such required prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the shares of common stock covered by this prospectus.

          We may also authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the revised prospectus or prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commission that we must pay for solicitation of these contracts will be described in a revised prospectus or prospectus supplement.

          In connection with the sale of the shares of common stock covered by this prospectus through underwriters, underwriters may receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of shares of common stock for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

          Any underwriters, broker-dealers or agents participating in the distribution of the shares of common stock covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commissions received by any of those underwriters, broker/dealers or agents may be deemed to be underwriting commissions under the Securities Act of 1933, as amended.

          We estimate that the total expenses in connection with the offer and sale of shares of common stock pursuant to this prospectus, other than underwriting discounts and commissions, will be approximately $321,140 including fees of our counsel and accountants, fees payable to the Commission and listing fees.

          We may agree to indemnify underwriters, broker-dealers or agents against certain liabilities including liabilities under the Securities Act of 1933, as amended, and may also agree to contribute to payments which the underwriters, broker-dealers or agents may be required to make.

          Certain of the underwriters, broker-dealers or agents who may become involved in the sale of the shares of common stock may engage in transactions with and perform other services for us in the ordinary course of their business for which they receive customary compensation.

LEGAL MATTERS

          The validity of the issuance of the shares of our common stock described herein will be passed upon by Kevin J. Wilcox, Executive Vice President of Registrant.

EXPERTS

          The financial statements incorporated in this Prospectus by reference to Ocwen Financial Corporation’s Current Report on Form 8-K dated July 16, 2009 and the financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Ocwen Financial Corporation for the year ended December 31, 2008 have been so incorporated in reliance on the report(s) of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.Other Expenses of Issuance and Distribution.

          The following table sets forth the costs and expenses payable by us in connection with the sale of the common stock being registered hereby. All amounts are estimates except the Commission registration fee.

Item	Amount to be paid

Commission registration fee	$16,740
Accounting fees and expenses *	130,000
Legal fees and expenses *	75,000
Printing fees and expenses *	5,000
Listing fees *	94,400

Total	$321,140

*	Denotes estimated amount

Item 15. Indemnification of Directors and Officers.

          We were organized under the laws of the State of Florida and are subject to the Florida Business Corporation Act (the “FBCA”). Subject to the procedures and limitations stated therein Section 607.0831 of the FBCA provides that a director is not personally liable for monetary damages to the corporation or any person for any statement, vote, decision or failure to act, regarding corporate management or policy, by a director unless (a) the director breached or failed to perform his duties as a director and (b) the director’s breach of, or failure to perform, those duties constitutes: (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (iii) a circumstance under which the liability provisions of Section 607.0834 of the FBCA, relating to a director’s liability for voting in favor of or assenting to an unlawful distribution, are applicable; (iv) in a proceeding by, or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (v) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton or willful disregard of human rights, safety or property.

          Subject to the procedures and limitations stated therein, Section 607.0860(1) of the FBCA empowers a Florida corporation, such as us, to indemnify any person who was or is a party to any proceeding (other than any action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

          Section 607.0850(2) of the FBCA also empowers a Florida corporation, such as us, to indemnify any person who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the Board of Directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

          To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in Sections 607.0850(1) or 607.0850(2) of the FBCA, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

          The indemnification and advancement of expenses provided pursuant to Section 607.0850 of the FBCA are not exclusive, and a corporation may make any other or further indemnification of or advancement of expenses to any of its directors, officers, employees or agents under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, a director, officer, employee or agent is not entitled to indemnification or advancement of expenses if a judgment or other final adjudication establish that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 of the FBCA, relating to a director’s liability for voting in favor of or assenting to an unlawful distribution, are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

          Our Amended and Restated Articles of Incorporation provide that we shall, to the fullest extent permitted by Section 607.0850 of the FBCA, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under Section 607.0850 of the FBCA from and against any and all of the expenses, liabilities or other matters referred to in or covered by Section 607.0850 of the FBCA. Further, the indemnification provided for in our Amended and Restated Articles of Incorporation is not exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

          We maintain an insurance policy covering directors and officers under which the insurer agrees to pay, subject to certain exclusions, for any claim made against our directors and officers for a wrongful act for which they may become legally obligated to pay or for which we are required to indemnify our directors and officers.

Item 16. Exhibits

Exhibit Number	Description of Exhibit

3.1(1)	Amended and Restated Articles of Incorporation.

3.2(2)	Amended and Restated Bylaws.

4.1(3)	Form of Certificate of Common Stock.

5.1±	Opinion of Kevin J. Wilcox, Executive Vice President of Registrant.

23.1±	Consent of Independent Registered Certified Public Accounting Firm.

23.2±	Consent of Kevin J. Wilcox, Executive Vice President of Registrant (included in Exhibit 5.1).

24.1±	Power of Attorney (included on the signature page to this registration statement).

±	Included in this registration statement.

(1)

Incorporated by reference from the similarly described exhibit filed in connection with the Registrant’s Registration Statement on Form S-1 (File No. 333-5153) as amended, declared effective by the commission on September 25, 1996.

(2)	Incorporated by reference from the similarly described exhibit included with the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007.

(3)

Incorporated by reference from the similarly described exhibit filed in connection with the Registrant’s Registration Statement on Form S-1 (File No. 333-28889), as amended, declared effective by the Commission on August 6, 1997.

Item 17. Undertakings.

          (a)      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(l)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

               (2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)     The undersigned registrant hereby further undertakes that, for the purpose of determining liability under the Securities Act to any purchaser:

               (1)      Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of, and included in, the registration statement; and

               (2)      Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

               (3)      If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (c)     The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

               (3)      the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (d)      The undersigned registrant hereby undertakes that:

               (1)      for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and

               (2)      for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (e)      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (f)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 15 above or otherwise, the registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, Ocwen Financial Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on July 16, 2009.

OCWEN FINANCIAL CORPORATION

By:	/s/ WILLIAM C. ERBEY

William C. Erbey
Chairman of the Board
and Chief Executive Officer

POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul A. Koches and David J. Gunter, each or either of them, his true and lawful attorneys-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WILLIAM C. ERBEY	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	July 16, 2009
William C. Erbey

/s/ DAVID J. GUNTER	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 16, 2009
David J. Gunter

/s/ DANIEL J. SEGUINE	Vice President and Chief Accounting Officer (Principal Accounting Officer)	July 16, 2009
Daniel J. Seguine

/s/ RONALD M. FARIS	Director	July 16, 2009

Ronald M. Faris

/s/ MARTHA C. GOSS	Director	July 16, 2009

Martha C. Goss

/s/ RONALD J. KORN	Director	July 16, 2009

Ronald J. Korn

/s/ WILLIAM H. LACY	Director	July 16, 2009

William H. Lacy

/s/ DAVID B. REINER	Director	July 16, 2009

David B. Reiner

/s/ BARRY N. WISH	Director	July 16, 2009

Barry N. Wish

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

3.1(1)	Amended and Restated Articles of Incorporation.

3.2(2)	Amended and Restated Bylaws.

4.1(3)	Form of Certificate of Common Stock.

5.1±	Opinion of Kevin J. Wilcox, Executive Vice President of Registrant.

23.1±	Consent of Independent Registered Certified Public Accounting Firm.

23.2±	Consent of Kevin J. Wilcox, Executive Vice President of Registrant (included in Exhibit 5.1).

24.1±	Power of Attorney (included on the signature page to this registration statement).

±	Included in this registration statement.

(1)

Incorporated by reference from the similarly described exhibit filed in connection with the Registrant’s Registration Statement on Form S-1 (File No. 333-5153) as amended, declared effective by the commission on September 25, 1996.

(2)	Incorporated by reference from the similarly described exhibit included with the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007.

(3)

Incorporated by reference from the similarly described exhibit filed in connection with the Registrant’s Registration Statement on Form S-1 (File No. 333-28889), as amended, declared effective by the Commission on August 6, 1997.